EXHIBIT 21.1

Exhibit A

Williams Industrial Services Group Inc.

Annual Report on Form 10-K

Subsidiaries of Williams Industrial Services Group Inc.

Consolidated Subsidiaries	Where Organized
Braden Holdings, LLC	Delaware

Global Power Professional Services Inc.	Delaware

GPEG, LLC	Delaware

Steam Enterprises, L.L.C.	Delaware

Williams Industrial Services Group, L.L.C.	Delaware

Construction & Maintenance Professionals, LLC	Georgia

Williams Global Services, Inc.	Georgia

Williams Industrial Services, LLC	Georgia

Williams Plant Services, LLC	Georgia

Williams Specialty Services, LLC	Georgia

Braden Manufacturing SA de CV	Mexico

WISG Canada Ltd.	Canada

WISG Nuclear Ltd.	Canada

WISG Electrical Ltd.	Canada